Exhibit 99.1

PRESS RELEASE

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PHILIP MORRIS INTERNATIONAL INC. PRESENTS AT THE MORGAN STANLEY GLOBAL CONSUMER & RETAIL CONFERENCE; REVISES 2019 FULL-YEAR REPORTED DILUTED EPS FORECAST TO APPROXIMATELY $4.55 VS. $5.08 IN 2018, REFLECTING EX-CURRENCY LIKE-FOR-LIKE ADJUSTED DILUTED EPS GROWTH OF APPROXIMATELY 9.5%

NEW YORK, December 3, 2019 – Philip Morris International Inc.’s (“PMI”) (NYSE: PM) Chief Executive Officer, André Calantzopoulos, and Chief Financial Officer, Martin King, address investors today at the Morgan Stanley Global Consumer & Retail Conference in New York.
The presentation and Q&A session are being webcast live at www.pmi.com/2019morganstanley in a listen-only mode, beginning at approximately 9:20 a.m. Eastern Time. An archived copy of the webcast will be available on the same site until 5:00 p.m. on Thursday, January 2, 2020. The live audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.
PMI today revises its 2019 full-year reported diluted earnings per share forecast as described below. Comparisons presented in this press release on a "like-for-like" basis reflect pro forma 2018 results, which have been adjusted for the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019 (the date of deconsolidation).
“We expect our fourth-quarter 2019 results to round out a year of strong underlying business performance, which is why we are today revising our full-year guidance to reflect currency-neutral like-for-like adjusted diluted EPS growth of around 9.5% compared to our previous projection of at least 9%,” said André Calantzopoulos, Chief Executive Officer.
“The positive momentum of IQOS in our international markets continues and we remain firmly on course to reach our heated tobacco unit shipment target of 90 to 100 billion units internationally by 2021. In addition, following its introduction in Atlanta in September, IQOS is now available in the U.S. market."

2019 FULL-YEAR FORECAST

	Full-Year
2019 EPS Forecast	2019 Forecast			2018		Adjusted Growth

Reported Diluted EPS	~	$4.55	(a)	$5.08
2018 Tax items		—		0.02
2019 Tax items		(0.04)		—
2019 Asset impairment and exit costs		0.24		—
2019 Canadian tobacco litigation-related expense		0.09		—
2019 Loss on deconsolidation of RBH		0.12		—
2019 Russia excise and VAT audit charge		0.20		—
Adjusted Diluted EPS		$5.16		$5.10
Net earnings attributable to RBH				(0.26)	(b)
Adjusted Diluted EPS		$5.16		$4.84	(c)
Currency		(0.14)
Adjusted Diluted EPS, excluding currency	~	$5.30		$4.84	(c)	~	9.5%

(a) Reflects the exclusion of previously anticipated net EPS of approximately $0.28 attributable to RBH from March 22, 2019 through December 31, 2019. The impact relating to the eight-day stub period was not material.

(b) Net reported diluted EPS attributable to RBH from March 22, 2018 through December 31, 2018.
(c) Pro forma.
PMI revises its full-year 2019 reported diluted EPS forecast to approximately $4.55 at prevailing exchange rates (compared to the previously communicated forecast of at least $4.53) versus $5.08 in 2018.
This full-year guidance reflects:

•	A favorable tax item of $0.04 per share related to a reduction in estimated U.S. federal income tax on dividend repatriation for the years 2015 to 2018 recorded in the second quarter of 2019;

•	Aggregate asset impairment and exit costs of approximately $0.24 per share resulting from plant closures as part of global manufacturing infrastructure optimization, reflecting:

•	$0.01 per share related to Pakistan recorded in the first quarter of 2019;

•	$0.02 per share related to Colombia ($0.01 per share recorded in the second quarter of 2019 and $0.01 per share in the third quarter of 2019);

•	$0.20 per share expected in the fourth quarter of 2019 related to Germany, announced on November 4, 2019; and

•	$0.01 per share expected in the fourth quarter of 2019, as previously communicated, related to Argentina.

•
A Canadian tobacco litigation-related expense of approximately $0.09 per share, announced on March 4, 2019, as well as the net impact of the loss on deconsolidation of PMI's Canadian subsidiary Rothmans, Benson & Hedges Inc. (RBH) under U.S. GAAP of approximately $0.12 per share, recorded in the first quarter of 2019, which is a non-cash item;

•	A charge of approximately $0.20 per share related to an excise and VAT tax audit in Russia recorded in the third quarter of 2019;

•	An unfavorable currency impact, at prevailing exchange rates, of approximately $0.14 per share;

•
The exclusion, announced on March 22, 2019, of RBH’s previously anticipated net earnings from PMI’s consolidated financial statements, from March 22, 2019 (the date of deconsolidation) to December 31, 2019, of approximately $0.28 per share;

•	A full-year effective tax rate of approximately 23%, excluding discrete tax items and Loss on Deconsolidation of RBH; and

•	A projected increase of approximately 9.5%, excluding currency, versus pro forma adjusted diluted earnings per share of $4.84 in 2018, as shown in the 2019 EPS Forecast table above.
2019 Full-Year Forecast Overview & Assumptions
This forecast assumes:

•	An estimated total international industry volume decline, excluding China and the U.S., of approximately 2.5%;

•	A total cigarette and heated tobacco unit shipment volume decline for PMI of approximately 1.0% to 1.5% on a like-for-like basis;

•
Heated tobacco unit shipment volume of approximately 59 billion units, in line with PMI's in-market heated tobacco unit sales volume, with 2019 inventory movements in individual markets expected to offset on an aggregate basis;

•	Currency-neutral net revenue growth, on a like-for-like basis, of at least 6%;

•	Currency-neutral net incremental investment behind RRPs of approximately $400 million for the full year 2019;

•	An increase in full-year currency-neutral, like-for-like adjusted operating income margin of approximately 150 basis points versus 2018;

•	Operating cash flow of at least $9.4 billion, subject to year-end working capital requirements, compared to our previously communicated assumption of approximately $9.2 billion;

•	Capital expenditures of approximately $1.0 billion; and

•	No share repurchases.
This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the Tax Cuts and Jobs Act, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA) protection granted to RBH and any unusual events.
Factors described below in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended September 30, 2019. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Definitions of key terms used in this release can be found in PMI’s third quarter 2019 earnings release, which is available at www.pmi.com.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the United States. In addition, PMI ships a version of its IQOS Platform 1 device and its consumables authorized by the U.S. Food and Drug Administration to Altria Group, Inc. for sale in the United States under license. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heat-not-burn and nicotine-containing vapor products. As of September 30, 2019, PMI estimates that approximately 8.8 million adult smokers around the world have already stopped smoking and switched to PMI's heat-not-burn product, available for sale in 51 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.